Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 1 to Form S-1 of our report dated April 22, 2026 relating to the financial statements of Forefront Tech Holdings Acquisition Corp. as of December 31, 2025 and for the period from November 3, 2025 (inception) through December 31, 2025, which includes an explanatory paragraph relating to Forefront Tech Holdings Acquisition Corp.’s ability to continue as a going concern, which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
April 22, 2026